Exhibit 10.1

EXPLORATION AND DEVELOPMENT AGREEMENT

LUSTRE FIELD PROSPECT

VALLEY COUNTY, MONTANA

This Agreement is made and entered into the 18th day of July 2023, by and between Texakoma Exploration & Production, LLC, a Texas limited liability company hereinafter referred to as “Texakoma”, Lustre Oil Company, LLC, a Montana limited liability company hereinafter referred to as “Lustre” and Erehwon Oil & Gas, LLC, a Colorado limited liability company hereinafter referred to as “Erehwon”. Lustre and Erehwon may be collectively referred to herein as “LOC”. Texakoma and LOC may be referred to herein individually as a “Party” and collectively as the “Parties”. In consideration of the mutual covenants herein made, the Parties agree as follows:

EXHIBITS

I.	The following Exhibits are attached hereto and shall be considered part of this agreement:

Exhibit “A” – Description of Leases and/or Plat of Subject Lands

Exhibit “B” – Area of Mutual Interest

Exhibit “C” – Joint Operating Agreement

INITIAL COSTS

II.	Texakoma agrees to pay LOC $350,000 as the purchase price for an 85.00% WI, and corresponding NRI attributable to the leasehold acreage of the Lustre Field Prospect as described on Exhibit “A” attached hereto. The purchase price and prospect fee shall be paid in the manner outlined below and subject to the provisions herein:
A.	On or before July 21, 2023, Texakoma shall pay $175,000.00 to LOC as the initial payment of the purchase price and prospect fee.
B.	Upon the spudding of the initial test well, Texakoma shall pay the balance of the purchase price, being $175,000.00.
C.	Upon spudding of the initial test well LOC shall deliver to Texakoma an assignment of oil and gas lease covering the first two initial drilling and spacing units at 85.00% working interest based on an 80.00% NRI, proportionately reduced, while retaining the difference between existing lease burdens and 80.00% as an overriding royalty interest (“ORRI”), if any.
D.	Spud shall occur on or before October 1, 2023, subject to rig availability.

TEST WELL(S)

III.	Texakoma, as operator, agrees to pay 100% of all costs associated with the drilling and completion of the two (2) Initial Test Wells. In addition, LOC shall have an undivided fifteen (15.00%) WI that shall be fully carried by Texakoma through the tanks or pipeline connection or plugging and abandonment if a dry hole. However, after the completion of the two Initial Test Wells, LOC shall be fully responsible for its 15.00% share of all lease-operating expenses with respect to such wells.

The interest of the Parties shall be as follows:

Interest of Parties in the first two Test Wells:

	Working Interest Before Completion	Working Interest After Completion	Net Revenue Interest
Texakoma	100.00%	85.00%	68.00%
LOC	0.00%	15.00%	12.00%
	100.00%	100.00%	80.00%

Texakoma shall have the option, but not the obligation, to elect to participate in the development of the remainder of the Lustre Field Prospect. Within ninety (90) days of the completion rig moving off location of the second Initial Test Well, Texakoma shall provide LOC with written notice of its intent on Lustre Field Prospect.

a.	Should Texakoma elect to participate in the development of the Lustre Field Prospect, then Texakoma shall agree to an ongoing initial development plan to drill eight (8) more wells by carrying LOC for 15.00% Working Interest under the same terms as outlined above. These eight (8) wells shall be located at mutually agreed locations and will be drilled under a mutually agreed time frame.

i.	In addition to drilling the above referenced eight (8) wells, Texakoma further agrees to pay LOC $706,602.75 to earn 85% of the 8 drill sites and 50% of the balance of the leasehold. Such payment shall be made on or before the expiration of the 90-day period following the release of the completion rig for the second Initial Test Well referenced above.

Interest of Parties in the first eight (8) subsequent Test Wells:

	Working Interest Before Completion	Working Interest After Completion	Net Revenue Interest
Texakoma	100.00%	85.00%	68.00%
LOC	0.00%	15.00%	12.00%
	100.00%	100.00%	80.00%

ii.	The final dollar amount to be paid to LOC is subject to proportionate reduction and shall be calculated by multiplying the actual number of net mineral acres conveyed to Texakoma by $175.00.
iii.	Texakoma agrees that it shall conduct its due diliroportionate reduction and shall be calculated by multiplying the actual number of net mineral acres conveyed to Texakoma by $175.00. iii. Texakoma agrees that it shall conduct its due diligence as to the remaining acreage during the 90-day period following the completion rig moving off location of the second Initial Test Well.
iv.	Upon the final payment, LOC shall assign 50% in all oil and gas leases outside the eight (8) wells to be drilled by Texakoma. Texakoma shall earn its 85% interest in and to each of the eight (8) units upon completion of each well.
v.	Interest of the Parties after the first ten (10) wells have been drilled and completed shall be as follows:

*Interest of Parties on all subsequent test wells

	Working Interest	Net Revenue Interest**

*Texakoma	50.00%	40.00%
LOC	50.00%	40.00%
	100.00%	80.00%

*Texakoma shall be designated as Operator

**It is the intent for Texakoma to be delivered an assignment based on an 80.00% of 8/8ths net revenue interest on all leases

INITIAL TEST WELL REQUIRMENTS

IV.	On or before October 1, 2023 Texakoma, as operator, shall commence or cause to be commenced the actual drilling operations on the first of the two Initial Test Wells (Texakoma – Lustre 2-36 and Texakoma – Lustre 1-10) at proposed mutually agreeable locations in Valley County, Montana, and shall thereafter continue the operations of the Initial Test Wells to an approximate depth of 5,500’ and 5,820’, respectively, or a depth sufficient to test the Charles “C” formation, whichever is the lesser depth, unless granite, salt or other practically impenetrable condition in the hole which renders further drilling impractical, are encountered.

SALTWATER DISPOSAL WELL

V.	In the event it becomes economically prudent to drill a saltwater disposal (“SWD”) well prior to the completion of the 10th well, Texakoma shall pay 100% of the cost to drill, complete and equip a SWD well at a location to be mutually agreed upon by both Parties, provided, however, in the event the drilling of such a SWD well does not become economically prudent prior to the completion of the 10th well, the cost of the first and all subsequent SWD wells, if needed, shall be borne equally by both Parties. The economic necessity to drill a SWD well shall be determined by both Parties working together in good faith with one another.

TITLE

VI.	Texakoma shall have until July 21, 2023, in which to verify title to the Subject Lands, including the validity of the subject leases. Texakoma shall notify LOC on or before July 21, 2023, as to any material defect in title. LOC, however, agrees to keep subject property free and clear of material title defects arising by, through or under LOC after such date. Upon notification by Texakoma of any title defects, LOC may at any time, but shall have fifteen (15) days to provide Texakoma with any relevant curative data. Should LOC at the end of the aforesaid fifteen (15) day period, be unable or unwilling to provide said curative to meet the requirements to both Parties’ reasonable satisfaction, this Agreement shall become null and void, unless extended by mutual consent, with no further obligation or liability to Texakoma or LOC.

JOINT OPERATING AGREEMENT

VII.	An Operating Agreement between the Parties, designating Texakoma as Operator of the initial wells and all subsequent wells, shall be executed by all Parties simultaneously with this Agreement. The Operating Agreement is attached as Exhibit “C” and made a part hereof. The Operating Agreement and Exhibits thereto shall become effective as of the effective date of this Agreement and shall govern any operation not expressly covered by this Agreement on lands and leases within the Contract Area, as defined herein. All subsequent wells drilled shall also be subject to said Operating Agreement.

OVERRIDING ROYALTY INTEREST

VIII.	LOC shall receive an Overriding Royalty Interest (“ORRI”) equal to the difference between existing lease burdens and 80.00% on all leasehold, proportionately reduced to the total working interest purchased, however Texakoma’s leasehold Net Revenue Interest (“NRI”) in the Leases described in Exhibit A shall not be lower than 80.00% of 8/8ths. Notwithstanding anything to the contrary in the immediately preceding sentence, for any new leases acquired by either Party within the AMI described in Exhibit C in which both LOC and Texakoma elect to participate, LOC’s ORRI shall never be less than 3.0% unless such ORRI would reduce the NRI in the lease to less than 77.0%, in which case the retained ORRI may be less than 3.0%. To avoid any confusion, the immediately preceding sentence shall not apply to the leases already acquired and listed on Exhibit A. In the event either Party acquires an existing lease, whether producing or not, from an unrelated third-party, the NRI in such existing lease shall not be reduced below a 75.0% NRI as the result of the ORRI retained by LOC. Furthermore, in the event Texakoma assigns or reserves any ORRI in any existing or new leases, such subsequently created ORRI shall only burden Texakoma’s working interest.

In the event that the oil and gas lease(s) cover less than the entire fee simple estate in the lands covered thereby, or if any Assignor of a lease owns less than the full interest in the lease(s), then the Overriding Royalty Interest reserved shall be proportionately reduced to accord with the interest therein. The Overriding Royalty Interest assigned shall be subject to all the terms and provisions of the oil and gas leases acquired, including but without limitation, the right to pool or unitize the lease(s) and land, or any part thereof, with other lands and leases into voluntary units, or into the jurisdiction over said lands. Should any leases be renewed within 1 year of the expiration of its original lease, then the ORRI shall be applicable to the new lease.

As to its ORRI LOC’s consent shall never be necessary to exercise any such pooling, unitization or other authority that is contained in the lease(s) and language will be included in the Assignment of Overriding Royalty Interest to LOC reserving to Texakoma, its successors and assigns, the right to pool or unitize LOC’s interest.

SUBSTITUTE WELLS

IX.	In the event impenetrable conditions are encountered in the drilling of either of the Initial Test Wells or conditions which make further drilling or completion impracticable occur prior to reaching the Objective Depth in either of the Initial Test Wells, or in the event either of the Initial Test Wells are completed as a dry hole at the Objective Depth, Texakoma shall have the right to commence the drilling of a Substitute Well within forty-five (45) days from the date of plugging and abandonment of either of the Initial Test Wells. In the event Texakoma elects to drill a Substitute Well, it shall be drilled within the same 80-acre spacing unitof the well for which it is a substitute well (unless otherwise agreed by both Parties) and in accordance with the same terms and conditions, which are contained herein to govern the drilling of the Initial Test Well.

WELL INFORMATION

X.	Texakoma shall furnish or cause to be furnished to LOC, at no cost to LOC, two (2) hard copy originals (one for Lustre and one for Erehwon), and to the extent available, an electronic copy of all data obtained during the drilling, testing, completing, and equipping, or plugging and abandoning of any well drilled on the Prospect. Such data shall be furnished on an ongoing and prompt basis.

AREA OF MUTUAL INTEREST

XI.	An Area of Mutual Interest (“AMI”), outlined in red on Exhibit “B” attached hereto, shall be created under the following terms and conditions: The term of the AMI shall be for a period of two (2) years from the effective date of this Agreement applicable to the acquisition of any right, title or interest in, to and under any oil or gas lease or any other interest in oil or gas, including, without limitation, contractual rights, which confer on the holder thereof the right to share, or acquire the right to share, in the production or the proceeds of production of oil and gas within the AMI (the “Acquisition”) by either Party herein shall be for the mutual benefit of the Parties. Each Party shall have the right to participate in any such Acquisition as follows:

Party	Interest
Texakoma	50.00%
LOC	50.00%

Prior to initiating discussions with a potential lessor or a third-party lessee within the AMI for the purpose of acquiring additional oil and gas interests within the AMI, each Party agrees to provide advance notice to the other Party such that the Parties hereto are not competing with one another for such new oil and gas interests. The Party making the Acquisition (the "Acquiring Party") shall notify the other Party in writing within thirty (30) days of such Acquisition and shall furnish a copy of all executed agreements pertaining thereto and such title information as the Acquiring Party has, stating the cost of such acquisition or the obligations that must be assumed in connection therewith. Each of the other Parties shall have a period of fifteen (15) working days (48 hours exclusive of Saturdays, Sundays and legal holidays in the event that a well is being drilled within the drilling or spacing unit that includes the new lease) after receipt of such notice within which to elect and notify the Acquiring Party whether or not it desires to participate in such Acquisition. Failure to timely respond to the Acquiring Party’s notice or reimburse the Acquiring Party for the proportionate share of the acquired interest shall be deemed an election not to acquire such interest. Upon election and payment to the Acquiring Party of a non-acquiring Party’s share of the cost of such acquisition, such non-acquiring Party shall be entitled to an assignment of its proportionate share in such Acquisition which the Acquiring Party shall promptly deliver to the other Party. In the event the non-acquiring Party elects not to acquire its share of any Acquisition, or fails to respond within the time allowed, the Acquiring Party shall thereafter own such interest and such interest shall be excluded from the terms of this Agreement and Joint Operating Agreement, attached hereto.

FORCE MAJEURE

XII.	If because of force majeure any Party hereto is rendered unable, in whole or in part, to carry out its obligations under this Agreement, other than obligations to pay money, the affected Party shall give the other Party hereto prompt notice describing the force majeure situation in reasonable detail, whereupon the obligations shall be suspended during, and to the extent prevented by the force majeure. As used herein, the phrase "force majeure" means strike, lockout or other industrial disturbance; act of the public enemy, war, blockade or riot; lightning, fire, storm, flood or explosion; governmental action, inaction, restraint or delay; unavailability of drilling rigs, title defects or other facilities or equipment or transportation therefore; inability to obtain ingress or egress to conduct operations; or any other cause, whether similar or dissimilar, over which the affected Party has no control; provided, however, the affected Party shall exercise all reasonable diligence to remove the cause of force majeure.

NOTICES

XIII.	All notices shall be in writing and delivered in person or by mail, fax or email; however, if a drilling rig is on location and standby charges are accumulating, such notices shall be given by telephone and shall be immediately confirmed in writing or email. Notice (including notice by telephone when provided for herein) shall be deemed given only when received by the Party to whom such notice is directed.

Each Party's responses to a proposal shall be in writing to all other Parties. Failure of any Party to respond to a notice within the required period shall be deemed to be a negative vote.

All notices shall be sent to the Parties' representative and addressed as follows:

To Texakoma:	To LOC:
Texakoma Exploration & Production, LLC	Lustre Oil Company, LLC
Attn: Mr. Craig H. Sluetz	Attn: Mr. Mark See
5601 Granite Parkway, Suite 800	398 Sage Lane
Plano, TX 75024	Winnett, MT 59087
Fax: (972) 212-8049	Fax: n/a
Phone: (972) 701-9106	Phone: (512) 520-7349
Email: chs@texakoma.com and	Email: msee@stranded-oil.com
hagen@texakoma.com

With a copy to:
Erehwon Oil & Gas, LLC
Attn: Mr. John M. Stafford
9876 Clairton Way
Highlands Ranch, CO 80126
Phone: (303) 204-0429
Email: John@larisoil.com

ASSIGNABILITY

XIV.	Any Party shall be free to assign all or part of its interest in any jointly owned Oil & Gas lease within the Subject Lands, subject to the following provisions:

(a)	This Agreement shall be binding on the respective heirs, successors, and assigns of the Parties hereto.

(b)	The assignment shall contain a provision expressly making the assignment subject to this Agreement, the attached Joint Operating Agreement and the Oil & Gas Leases affecting the contract area.

(c)	Prior to any assignment being made by either Party, the assigning Party shall obtain written consent from the lessors when such consent is a requirement in the Lease.

(d)	In the event LOC elects to assign a Working Interest to a third party, LOC shall be responsible for its entire Working Interest for all subsequent Parties.

COURTS

XV.	Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out or to be carried out under this Agreement, including without limitation, any dispute as to the validity, interpretation or enforceability or breach of this Agreement shall be determined in accordance with the laws of the State of Texas, without regard to its conflicts of law provisions.

In the event any Party, its successors or assigns, submits any of the matters in (a) above to a Court for decision the following terms shall apply:

(1)	The Parties, their successors or assigns agree to submit to the jurisdiction of the Courts of Collin County, Texas and agree that said Courts have personal jurisdiction over the Parties.
(2)	The Parties, their successors and assigns agree that venue shall be mandatory and proper in of Collin County, Texas and that all suits arising out of or related to this Agreement shall be brought, maintained and concluded in the Courts of Collin County, Texas, subject to rights of appeal if any.

Notwithstanding the provisions of sub-parts (1) and (2) above, should the Courts of Collin County, Texas fail to assume jurisdiction or venue, the Parties, their successors and assigns agree to submit to the jurisdiction and venue of such other Court wherein jurisdiction or venue are appropriate.

RELATIONSHIP OF THE PARTIES

XVI.	Texakoma and LOC do not intend to create, nor shall this Agreement be construed as creating a mining or other partnership or association, nor does this Agreement render the Parties hereto liable as partners. The liability of the Parties shall be several and not joint or collective.

LOC further acknowledges that they are actively engaged in the oil and gas business and other investment activities, and are familiar with the risks associated with the conduct of activities in the oil and gas business in general, and is entering into this arrangement as part of and in conjunction with LOC's normal and usual business activities in the oil and gas industry.

TERMS OF AGREEMENT

XVII.	This Agreement shall be binding on all Parties, their successors, heirs and assigns upon execution hereof, as of the date provided for above, and shall remain in full force and effect for so long as this Agreement and the Operating Agreement attached hereto are in effect.

This Agreement contains the entire Agreement between the Parties and supersedes all previous agreements and communications between the Parties, verbal or written, with regard to the subject matter dealt herewith. In particular, this agreement supersedes (i) that certain Letter of Intent by and between Texakoma and LOC dated June 6, 2023, and any and all amendments made thereto.

In Witness Whereof this Agreement is executed this 18th day of July 2023 and effective as to the date hereinabove provided.

Texakoma Exploration & Production, LLC		Lustre Oil Company, LLC

By:	/s/ Shanna Keaveny	By:	/s/ Mark See
	Shanna Keaveny COO		Mark See President